UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2019

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10628 Science Center Drive, Suite 100 San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RGLS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On June 6, 2019, our Board of Directors (the “Board”) appointed Jake R. Nunn and Simos Simeonidis, Ph.D., to the Board, to serve until our next annual meeting of stockholders and until their respective successors are duly elected and qualified, or until such director’s earlier death, resignation or removal. Concurrently with their appointment to the Board, the Compensation Committee of the Board determined that each of Mr. Nunn and Dr. Simeonidis is an “Eligible Director” as that term is defined in our Non-Employee Director Compensation Policy, attached as Exhibit 10.4 to our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 3, 2017. Accordingly, on June 6, 2019, Mr. Nunn and Dr. Simeonidis each became a participant in our Non-Employee Director Compensation Policy (“Compensation Policy”) but did not receive the stock award that is typically granted upon appointment to each newly appointed director under the Compensation Policy. Both Mr. Nunn and Dr. Simeonidis have also entered into our standard form of indemnification agreement, the form of which is attached as Exhibit 10.1 to our Registration Statement on Form S-1, as amended (File No. 333-183384), originally filed with the SEC on August 17, 2012.

Concurrently with their appointment to the Board, Mr. Nunn was appointed to the Audit Committee of the Board and Dr. Simeonidis was appointed to the Nominating and Corporate Governance Committee of the Board.

As previously disclosed in our Current Report on Form 8-K filed with the SEC on May 9, 2019, on May 3, 2019, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional and other accredited investors, including entities affiliated with Sarissa Capital Management LP (“Sarissa Capital”) and entities affiliated with New Enterprise Associates (“NEA”), pursuant to which we agreed to sell and issue shares of our common stock (“Common Stock”), shares of our newly designated non-voting convertible preferred stock, and warrants to purchase Common Stock, in up to two closings, in a private placement transaction. Dr. Simeonidis is a Partner at Sarissa Capital. Mr. Nunn is an advisor to NEA.

At an initial closing under the Purchase Agreement that occurred on May 7, 2019 (the “Initial Closing”), we sold and issued to entities affiliated with Sarissa Capital an aggregate of 1,851,851 shares of Common Stock and accompanying warrants to purchase up to an aggregate of 1,851,851 shares of Common Stock at a combined purchase price of $1.205 per share. Total gross proceeds received from Sarissa Capital from the Initial Closing were approximately $2.2 million, which does not include any proceeds that may be received upon exercise of the warrants.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on May 9, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regulus Therapeutics Inc.

Date: June 12, 2019	By:	/s/ Joseph Hagan
Joseph Hagan
President and Chief Executive Officer